UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 1, 2005

www.bmhc.com

Building Materials Holding Corporation

Delaware	000-23135	91-1834269
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3250, San Francisco, CA 94111

(415) 627-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

Effective July 1, 2005, Building Materials Holding Corporation announced its wholly owned subsidiary, BMC Construction, Inc., acquired a 51% interest in BBP Companies for approximately $15.1 million and 16,836 common shares.  BBP Companies provide concrete foundation services to high-volume production homebuilders in Arizona and had sales in excess of $100 million in 2004.  Under the purchase agreement we have the right to purchase and the other owners have the right to require us to purchase the remaining interest during certain periods.

We also announced that we signed letters of intent to discuss the potential acquisition of two construction service businesses:

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Campbell Companies provide concrete and plumbing services to high-volume production homebuilders in Las Vegas and Southern California.  Sales were approximately $200 million for the twelve months ended March 31, 2005.

•
HnR Framing Systems, Inc. and Home Building Components, Inc. provide framing services to high-volume production homebuilders in the metropolitan area of San Diego.  Sales were approximately $100 million for the twelve months ended March 31, 2005.

Completion of these acquisitions is contingent on negotiation of definitive purchase agreements, regulatory approvals, approval by our lenders and board of directors, and customary closing conditions.

Exhibit 99.1	News release dated July 1, 2005

Exhibit 99.2	News release dated June 13, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Building Materials Holding Corporation

Date: July 5, 2005	/s/ Paul S. Street
Paul S. Street
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary